UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2012

CHAMBERS STREET PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland	000-53200	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Hulfish Street, Suite 210, Princeton, NJ 08542

(Address of principal executive offices)

(609) 683-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 13, 2012, Chambers Street Properties (the “Company”) and CSP Operating Partnership, LP (“CSP OP”), the Company’s operating partnership, entered into a credit agreement (the “Credit Agreement”) with a group of lenders to provide CSP OP with an unsecured, revolving credit facility (the “Credit Facility”) in the initial amount of $700,000,000. The Credit Facility replaced the Company’s existing $125,000,000 secured, revolving credit facility, which was terminated concurrently with the closing of the Credit Facility. The Company paid the $25,000,000 outstanding balance of the prior credit facility with cash on hand, and the Credit Facility was fully undrawn at closing. The Credit Facility has a term of four years, which term may be extended for one year at the option of CSP OP provided that CSP OP is not then in default and upon payment of customary extension fees. The Credit Facility has no minimum outstanding balance requirements. Under certain circumstances, CSP OP may request an increase in the Credit Facility by up to an additional $700,000,000, to an aggregate size of $1,400,000,000, although none of the lenders has any obligation to participate in such increase. The Credit Facility includes a $25,000,000 swingline sub-facility and a $25,000,000 letter of credit sub-facility. CSP OP paid customary arrangement and commitment fees to the lenders in connection with the Credit Facility. The Company and certain of its subsidiaries have provided a guaranty in connection with the Credit Facility.

The loans under the Credit Facility will bear interest, at CSP OP’s election, based on (i) the London Interbank Offered Rate (“LIBOR”), for interest periods of one, three or six months, plus the applicable margin, or (ii) the LIBOR Market Index Rate plus the applicable margin (if the LIBOR Market Index Rate is unavailable, the per annum rate of interest would be the Federal Funds Rate plus 1.5%, plus the applicable margin). The LIBOR Market Index Rate is LIBOR in respect of loans of one-month interest periods, determined on a daily basis, plus the applicable margin. The applicable margin is (i) for periods prior to the Company or CSP OP having a credit rating, based on the Company’s then current leverage ratio, and (ii) during such periods when the Company or CSP OP has a credit rating, based on its then current credit rating. The applicable margin can vary from (i) 1.60% to 2.35% based upon the then current leverage ratio, or (ii) 1.00% to 1.80% based upon a then current credit rating of the Company or CSP OP. As of the closing of the Credit Facility, the current stated applicable margin was 1.60%. CSP OP will pay customary fees in connection with borrowings under the Credit Facility. Further, CSP OP may prepay any revolving or swingline loan, in whole or in part, at anytime without premium or penalty.

Under the Credit Facility, the Company will be subject to certain financial covenants that require, among other things: the maintenance of (i) a leverage ratio of not more than 0.60; (ii) a fixed charge coverage ratio of at least 1.50; (iii) a secured leverage ratio of not more than (a) 0.45 prior to the Credit Facility’s second anniversary, or (b) 0.40 thereafter; (iv) an unencumbered leverage ratio of not more than 0.60; (v) a ratio of unencumbered net operating income to unsecured interest expense of at least 1.75 (unless the Company or CSP OP obtains an investment grade credit rating, in which case this requirement is eliminated); (vi) minimum tangible net worth of $1,653,403,000 plus 85% of the net proceeds of certain future equity issuances; and (vii) unencumbered asset value of at least $400,000,000. In addition, the Credit Facility contains a number of customary non-financial covenants including those restricting liens, mergers, sales of assets, certain investments in unimproved land and mortgage receivables, intercompany transfers, transactions with affiliates and distributions.

The foregoing does not purport to be a complete description of the terms of the Credit Facility and is qualified in its entirety by the Credit Agreement, which is attached as exhibit 10.1 to this Current Report on Form 8-K and is herein incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01, we entered into the Credit Facility, the text of which is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1

Credit Agreement, dated September 13, 2012, by and among CSP Operating Partnership, LP as Borrower, Chambers Street Properties, as Parent, Wells Fargo Bank, National Association as Administrative Agent, the financial institutions party thereto as Lenders, Wells Fargo Securities, LLC, RBC Capital Markets, as Joint Lead Arrangers and Joint Bookrunners, Royal Bank of Canada, as Syndication Agent and each of Bank of Montreal, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Regions Bank and TD Bank, N.A. as a Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMBERS STREET PROPERTIES

September 19, 2012	By:	/S/ JACK A. CUNEO
	Name:	Jack A. Cuneo
	Title:	President and Chief Executive Officer